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                                                                     EXHIBIT 5.1

                    [FULBRIGHT & JAWORSKI L.L.P. LETTERHEAD]

July 1, 1998



LifeQuest Medical, Inc.
12961 Park Central, Suite 1300
San Antonio, Texas  78216

Gentlemen:

             We have acted as counsel for LifeQuest Medical, Inc., a Delaware corporation (the "Company"), in connection with the authorization of 698,000 shares (the "Shares") of Common Stock, $.001 par value ("Common Stock"), of the Company, issued or to be issued pursuant to the Non-Qualified Stock Option Agreements between the Company and each of Andy Ambro, Joe Amick, Brian Boxell, William H. Bookwalter, Stephen Collins, Patrick Dowd, James Edgekoski, Bob Fadem, K.C. Fadem, Chip Haddock, Jim Harmount, Dan Holland, Amy Karlstad, Richard H. Klein, Edward Kraus, Robert Kraus, Mark Lovejoy, Scott McEwen, Jannine Meszler, Tony Miles, Jim Miller, Steve Nederhoed, Jeff Rencher, Ed Rogers, Tony Schwindt, Cindy Seltzer, Ken Watson, David Whichard, Jon Whichard and Richard A. Woodfield (collectively, the "Plans").

             In connection therewith, we have examined, among other things, the Plans, the Certificate of Incorporation and Bylaws of the Company and the corporate proceedings with respect to the issuance of the Shares and such other corporate documents as we have deemed appropriate.

             Based on the foregoing, and having due regard for such legal considerations as we have deemed relevant, we are of the opinion that the Shares to be issued by the Company pursuant to the terms of the Plans have been duly authorized by all requisite corporate action and, when issued in accordance with the respective terms thereof, will be validly issued, fully paid and nonassessable.

             We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the use of our names in the Registration Statement.

             The opinions expressed herein are limited exclusively to the General Corporation Law of the State of Delaware and the federal securities law of the United States of America.
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July 1, 1998
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         The opinions expressed herein are for your sole benefit and may be relied upon only by you.

                                        Very truly yours,


                                        /s/ Fulbright & Jaworski L.L.P.